Exhibit 99.1

For Immediate Release	Contact: Douglas J. Leech
Centra Financial Holdings, Inc/Centra Bank	304-581-6000
Centra Financial Holdings declares eighth consecutive cash dividend.
The Board of Directors of Centra Financial Holdings, parent company of Centra Bank, has declared a $0.05 cash dividend to be paid on January 4, 2010 to shareholders of record on December 18, 2009. Douglas J. Leech, Centra Chairman and CEO announced following the Board’s November meeting.
Centra stock is owned almost entirely by local individuals from, Morgantown, WV, Fayette County, PA, Martinsburg, WV and Hagerstown, MD. The dividend is the company’s eighth consecutive quarterly payment since beginning cash dividends in 2008.